EXHIBIT 10.4

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                  AGREEMENT AND PLAN OF REORGANIZATION

                              BY AND AMONG

                      PROSPERITY BANCSHARES, INC.,

                          FIRST PROSPERITY BANK

                                   AND

                            UNION STATE BANK


                        DATED AS OF JUNE 5, 1998


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                            TABLE OF CONTENTS

                                                                    Page


INTRODUCTION...........................................................1

I.  THE MERGERS........................................................2
      Section 1.1.Initial Merger.......................................2
      Section 1.2.Articles of Association, Bylaws and Facilities
                  of First Surviving Bank..............................2
      Section 1.3.Effect of Initial Merger.............................2
      Section 1.4.Liabilities of the First Surviving Bank..............3
      Section 1.5.Final Merger.........................................3
      Section 1.6.Articles of Association, Bylaws and Facilities of
                  Continuing Bank......................................3
      Section 1.7.Effect of Final Merger...............................3
      Section 1.8.Liabilities of Continuing Bank.......................4
      Section 1.9.Merger Consideration.................................4
      Section 1.10.Adjustment to Merger Consideration..................4
      Section 1.11.Dissenting Shares...................................5
      Section 1.12.Exchange of Shares..................................5
      Section 1.13.Ratification by Shareholders........................6

II.  REPRESENTATIONS AND WARRANTIES OF UNION...........................6
      Section 2.1.Organization.........................................7
      Section 2.2.Capitalization.......................................7
      Section 2.3.Approvals; Authority.................................7
      Section 2.4.Investments..........................................8
      Section 2.5.Financial Statements.................................8
      Section 2.6.Title................................................8
      Section 2.7.Environmental Laws...................................9
      Section 2.8.Litigation and Other Proceedings....................10
      Section 2.9.Taxes...............................................10
      Section 2.10.Contracts..........................................10
      Section 2.11.Insurance..........................................11
      Section 2.12.No Conflict With Other Instruments.................11
      Section 2.13.Laws...............................................12
      Section 2.14.Conduct............................................12
      Section 2.15.Allowance for Credit Losses........................13
      Section 2.16.Employment Relations...............................13
      Section 2.17.ERISA..............................................13

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      Section 2.18.Deferred Compensation Arrangements.................14
      Section 2.19.List of Loans......................................14
      Section 2.20.Absence of Changes.................................14
      Section 2.21.Brokers and Finders................................14
      Section 2.22.Absence of Property Taxes and Liens................15
      Section 2.23.Community Reinvestment Act.........................15
      Section 2.24.Fair Housing Act, Home Mortgage Disclosure Act and
                   Equal Credit Opportunity Act.......................15
      Section 2.25.Usury Laws and Other Consumer Compliance Laws......15
      Section 2.26.Bank Secrecy Act...................................15
      Section 2.27.Zoning and Related Laws............................16
      Section 2.28.Year 2000 Compliance...............................16
      Section 2.29.Securities Laws....................................16
      Section 2.30.Regulatory Approvals...............................16
      Section 2.31.Shareholders' List.................................16

III.  REPRESENTATIONS AND WARRANTIES OF BANCSHARES AND FPB ...........16
      Section 3.1.Organization........................................16
      Section 3.2.Approvals; Authority................................17
      Section 3.3.No Conflict With Other Instruments..................17
      Section 3.4.Litigation and Other Proceedings....................17
      Section 3.5.Ability to Pay Merger Consideration.................18
      Section 3.6.Regulatory  Approvals...............................18
      Section 3.7.Year 2000 Compliance................................18
      Section 3.8.Community Reinvestment Act..........................18

IV.  COVENANTS OF UNION...............................................18
      Section 4.1.Shareholder Approval and Best Efforts...............18
      Section 4.2.Operations..........................................19
      Section 4.3.Access to Properties and Records....................20
      Section 4.4.Information for Regulatory Applications.............20
      Section 4.5.Attendance at Certain Union Meetings................20
      Section 4.6.Standstill Provision................................21
      Section 4.7.Proxies.............................................21
      Section 4.8.Termination of Data Processing Contracts............21

V.  COVENANTS OF BANCSHARES...........................................22
      Section 5.1.Best Efforts........................................22
      Section 5.2.Information for Applications and Proxy Solicitation.22
      Section 5.3.Employee Benefit Plans..............................23
      Section 5.4.Confidentiality.....................................23

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      Section 5.5.Applications........................................23
      Section 5.6.Additional Capital..................................23

VI.  CLOSING..........................................................24
      Section 6.1.Closing.............................................24
      Section 6.2.Effective Time......................................24

VII.  TERMINATION.....................................................25
      Section 7.1.Termination.........................................25
      Section 7.2.Effect of Termination...............................26

VIII.  CONDITIONS TO OBLIGATIONS OF BANCSHARES AND FPB................26
      Section 8.1.Compliance with Representations and Covenants.......26
      Section 8.2.Material Adverse Change.............................27
      Section 8.3.Legal Opinion.......................................27
      Section 8.4.Releases............................................27
      Section 8.5.Dissenters' Rights..................................27
      Section 8.6.Employment Agreements...............................27

IX.  CONDITIONS TO OBLIGATIONS OF UNION...............................27
      Section 9.1.Compliance with Representations and Covenants.......27
      Section 9.2.Material Adverse Change.............................28
      Section 9.3.Legal Opinion.......................................28
      Section 9.4.Releases............................................28

X.  CONDITIONS TO RESPECTIVE OBLIGATIONS OF
      BANCSHARES, FPB AND UNION.......................................28
      Section 10.1.Government Approvals...............................28
      Section 10.2.Shareholder Approval...............................29

XI.  MISCELLANEOUS....................................................29
      Section 11.1.Non-Survival of Representations and Warranties.....29
      Section 11.2.Amendments.........................................29
      Section 11.3.Expenses...........................................29
      Section 11.4.Notices............................................30
      Section 11.5.Controlling Law....................................31
      Section 11.6.Headings...........................................31
      Section 11.7.Modifications or Waiver............................31
      Section 11.8.Severability.......................................31
      Section 11.9.Assignment.........................................31
      Section 11.10.Consolidation of Agreements.......................31
      Section 11.11.Counterparts......................................31

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      Section 11.12.Binding on Successors.............................32
      Section 11.13.Gender............................................32
      Section 11.14.Disclosures.......................................32
      Section 11.15.Publicity.........................................32
      Section 11.16.Entire Agreement..................................32

SCHEDULE 2.1 TO THE AGREEMENT:
      Organization - Union............................................34

SCHEDULE 2.2 TO THE AGREEMENT:
      Capitalization - Union..........................................35

SCHEDULE 2.4 TO THE AGREEMENT:
      Investments - Union.............................................36

SCHEDULE 2.5 TO THE AGREEMENT:
      Financial Statements - Union....................................37

SCHEDULE 2.6 TO THE AGREEMENT:
      Title - Union...................................................38

SCHEDULE 2.7 TO THE AGREEMENT:
      Environmental Laws - Union......................................39

SCHEDULE 2.8 TO THE AGREEMENT:
      Litigation and Other Proceedings - Union........................40

SCHEDULE 2.9 TO THE AGREEMENT:
      Taxes - Union...................................................41

SCHEDULE 2.10 TO THE AGREEMENT:
      Contracts - Union...............................................42

SCHEDULE 2.11 TO THE AGREEMENT:
      Insurance Policies - Union......................................43

SCHEDULE 2.13 TO THE AGREEMENT:
      Compliance with Laws - Union....................................44

SCHEDULE 2.14 TO THE AGREEMENT:
      Conduct - Union.................................................45


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SCHEDULE 2.16 TO THE AGREEMENT:
      Employment Relations - Union....................................46

SCHEDULE 2.18 TO THE AGREEMENT:
      Deferred Compensation Arrangements - Union......................47

SCHEDULE 2.19 TO THE AGREEMENT:
      List of Loans - Union...........................................48

SCHEDULE 2.20 TO THE AGREEMENT:
      Absence of Changes - Union......................................49

SCHEDULE 2.21 TO THE AGREEMENT:
      Brokers' and Finders' Fees - Union..............................50

SCHEDULE 2.22 TO THE AGREEMENT:
      Absence of Property Taxes and Liens - Union.....................51

SCHEDULE 3.4 TO THE AGREEMENT:
      Litigation - Bancshares.........................................52

SCHEDULE 4.7 TO THE AGREEMENT:
      Proxies.........................................................53

SCHEDULE 8.3 TO THE AGREEMENT:
      Legal Opinion to be Delivered by Union..........................54

SCHEDULE 9.3 TO THE AGREEMENT:
      Legal Opinion to be Delivered by Bancshares.....................56


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                  AGREEMENT AND PLAN OF REORGANIZATION


      This Agreement and Plan of Reorganization ("Agreement") dated as of June 5, 1998, is by and among Prosperity Bancshares, Inc., a Texas corporation ("Bancshares"), First Prosperity Bank, a Texas banking association ("FPB") and Union State Bank, East Bernard, a Texas banking association ("Union").

      WHEREAS, Union desires to affiliate with Bancshares and FPB, and Bancshares and FPB desire to affiliate with Union in the manner provided in this Agreement; and

      WHEREAS, Bancshares, FPB and Union believe that the acquisition of Union by Bancshares in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective shareholders; and

      WHEREAS, the respective Boards of Directors of Bancshares, FPB and Union have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, the parties agree as set forth below.

                              INTRODUCTION

      Following the execution of this Agreement by Bancshares, FPB and Union, Bancshares will charter and organize as a wholly-owned subsidiary an interim Texas banking association ("New Bank") solely for the purpose of consummating the merger transactions described herein. This Agreement provides for (i) the merger of New Bank with and into Union with Union as the survivor (the "Initial Merger"), all pursuant to this Agreement and a Plan of Merger by and between New Bank and Union, a copy of which is attached hereto as Exhibit "A" and all of the terms of which are incorporated by reference for all purposes and, immediately thereafter, (ii) the merger of New Bank with and into FPB with FPB as the survivor (the "Final Merger"), all pursuant to this Agreement and a Plan of Merger by and between Union and FPB, a copy of which is attached hereto as Exhibit "B" and all of the terms of which are incorporated by reference for all purposes. The Initial Merger and the Final Merger shall sometimes be referred to collectively as the "Mergers." In connection with the Initial Merger, Bancshares will acquire all of the issued and outstanding shares of common stock, $10.00 par value, of Union ("Union Common Stock") for an aggregate consideration as set forth in this Agreement.
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                             I.  THE MERGERS

      Section 1.1.INITIAL MERGER. New Bank shall be merged into Union (the resulting bank being herein referred to as the "First Surviving Bank") as of the effective time of the Initial Merger under the charter and Articles of Association of Union, as determined by the Texas Department of Banking ("Banking Department"), and each of the outstanding shares of common stock of New Bank shall and without any action on the part of Bancshares be canceled and be converted into shares of common stock of the First Surviving Bank. The shares of common stock of the First Surviving Bank into which such New Bank common stock is converted shall represent ownership of 100% of the issued and outstanding capital stock of the First Surviving Bank, all of which shall be owned by Bancshares.

      Section 1.2.ARTICLES OF ASSOCIATION, BYLAWS AND FACILITIES OF FIRST SURVIVING BANK. At the effective time of the Initial Merger and until thereafter amended in accordance with applicable law, the Articles of Association of the First Surviving Bank shall be the Articles of Association of Union as in effect at the effective time of the Initial Merger. Until altered, amended or repealed as provided therein and in the Articles of Association of the First Surviving Bank, the Bylaws of the First Surviving Bank shall be the Bylaws of Union as in effect at the effective time of the Initial Merger. The main office of the First Surviving Bank shall be the main office of Union as of the effective time of the Initial Merger, and all corporate acts, plans, policies, contracts, approvals and authorizations of Union and New Bank and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the effective time of the Initial Merger, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorization of the First Surviving Bank and shall be as effective and binding thereon as the same were with respect to Union and New Bank respectively, as of the effective time of the Initial Merger.

      Section 1.3.EFFECT OF INITIAL MERGER. At the effective time of the Initial Merger, the corporate existence of Union and New Bank shall be consolidated and continued in the First Surviving Bank, and the First Surviving Bank shall be deemed to be a continuation in entity and identity of Union and New Bank. All rights, franchises and interests of Union and New Bank, respectively, in and to any type of property and choses in action shall be transferred to and vested in the First Surviving Bank by virtue of the Initial Merger without any deed or other transfer. First Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Union and New Bank, respectively, as of the effective



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time of the Initial Merger. As of the effective time of the Initial Merger, the directors and officers of New Bank shall become the directors and officers of First Surviving Bank.

      Section 1.4.LIABILITIES OF THE FIRST SURVIVING BANK. At the effective time of the Initial Merger, the First Surviving Bank shall be liable for all liabilities of Union and New Bank. All deposits, debts, liabilities and obligations of Union and of New Bank, respectively, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of Union or New Bank, as the case may be, shall be those of the First Surviving Bank and shall not be released or impaired by the Initial Merger. All rights of creditors and other obligees and all liens on property of either Union or New Bank shall be preserved unimpaired.

      Section 1.5.FINAL MERGER. Immediately after the effective time of the Initial Merger, the First Surviving Bank shall be merged with and into FPB (which, as the receiving association, is hereinafter referred to as "Continuing Bank" whenever reference is made to it at or after the Effective Time (as defined in Section 6.2 of this Agreement)) under the charter and Articles of Association of FPB pursuant to the provisions of, and with the effect provided in the Section 32.301 of the Texas Finance Code.

      Section 1.6.ARTICLES OF ASSOCIATION, BYLAWS AND FACILITIES OF CONTINUING BANK. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Association of Continuing Bank shall be the Articles of Association of FPB as in effect at the Effective Time. Until altered, amended or repealed as therein provided and in the Articles of Association of Continuing Bank, the Bylaws of Continuing Bank shall be the Bylaws of FPB as in effect at the Effective Time. Unless and until changed by the Board of Directors of Continuing Bank, the main office of Continuing Bank shall be the main office of FPB as of the Effective Time. The established offices and facilities of the First Surviving Bank immediately prior to the Final Merger shall become established offices and facilities of the Continuing Bank. Until thereafter changed in accordance with law or the Articles of Association or Bylaws of Continuing Bank, all corporate acts, plans, policies, contracts, approvals and authorizations of the First Surviving Bank and FPB and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Bank and shall be as effective and binding thereon as the same were with respect to the First Surviving Bank and FPB, respectively, as of the Effective Time.

      Section 1.7.EFFECT OF FINAL MERGER. At the Effective Time, the corporate existence of the First Surviving Bank and FPB shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Bank, and Continuing Bank shall be deemed to be a continuation in entity and identity of the First Surviving Bank and FPB. All rights, franchises and interests of the First Surviving Bank and FPB, respectively, in and



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to any type of property and choses in action shall be transferred to and vested in Continuing Bank by virtue of such Final Merger without any deed or other transfer. Continuing Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by First Surviving Bank and FPB, respectively, as of the Effective Time. At the Effective Time, the directors and officers of FPB shall become the directors and officers of the Continuing Bank; provided, however, that within 90 days after the Effective Time, a holder of Union Common Stock immediately prior to the Effective Time will be elected as a director of Continuing Bank.

      Section 1.8.LIABILITIES OF CONTINUING BANK. At the Effective Time of the Final Merger, Continuing Bank shall be liable for all liabilities of the First Surviving Bank and FPB. All deposits, debts, liabilities, obligations and contracts of the First Surviving Bank and of FPB, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the First Surviving Bank or FPB, as the case may be, shall be those of Continuing Bank and shall not be released or impaired by the Mergers. All rights of creditors and other obligees and all liens on property of either the First Surviving Bank or FPB shall be preserved unimpaired subsequent to the Mergers.

      Section 1.9. MERGER CONSIDERATION. Shares of Union Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Section 1.11 of the Agreement), shall, by virtue of the Initial Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive aggregate consideration in the form of cash equal to $17,600,000.00, as subject to adjustment pursuant to this Agreement (the "Merger Consideration"), or approximately $251.43 for each of the 70,000 shares of Union Common Stock issued and outstanding at the Effective Time, payable to the holders of record such shares of Union Common Stock, without interest thereon, upon surrender of the certificate representing such shares.

      Section 1.10. ADJUSTMENT TO MERGER CONSIDERATION. In the event the Closing (as defined in Section 6.1) does not occur on or before one hundred fifty (150) calendar days from the date this Agreement is executed and Union's failure to fulfill any material obligation under this Agreement has not been the cause of, or resulted in, the failure of the Mergers to become effective on or before such date, then the Merger Consideration will increase by $2,612.00 per day for each day between the end of such one hundred fifty (150) day period and the Closing Date (as defined in Section 6.2).


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      Section 1.11. DISSENTING SHARES. Each share of Union Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Mergers and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the Texas Business Corporation Act ("TBCA"), is referred to herein as a "Dissenting Share." Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 1.9 of this Agreement unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon. As set forth in Section 8.5 of this Agreement, if the holders of more than 10% of the Union Common Stock shall have exercised their dissenters' rights, Bancshares shall have no obligation to consummate the Mergers.

      Section 1.12.     EXCHANGE OF SHARES.

            (a) Bancshares shall deposit or cause to be deposited in trust with FPB (the "Exchange Agent") prior to the Effective Time cash in an aggregate amount sufficient to make the cash payments pursuant to Section 1.9 hereof and to make the appropriate cash payments, if any, to holders of Dissenting Shares pursuant to Section 1.11 hereof (such amounts being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall promptly make the payments of the Merger Consideration out of the Exchange Fund upon surrender of such shares. Payments to holders of Dissenting Shares shall be made as required by the TBCA. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

            (b) At least 20 days prior to the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which represent shares of Union Common Stock (the "Certificates"), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. At and after the Closing (as defined herein) and upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash provided in Section 1.9 hereof in the manner described herein, and such Certificate shall forthwith be canceled. Payment will be made at Closing for shares of Union Common Stock if Certificates and a properly completed letter of transmittal with respect to such shares are received by the Exchange Agent at least five days prior to Closing. Payment will be made for all other shares of Union Common Stock within five days after the Exchange Agent's receipt of the Certificates and



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a properly completed letter of transmittal. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. If payment of cash is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or established to the satisfaction of Bancshares that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.12, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

            (c) After the Effective Time, the stock transfer ledger of Union shall be closed and there shall be no transfers on the stock transfer books of Union of the shares of Union Common Stock which were outstanding immediately prior to such time of filing. If, after the Effective Time, Certificates are presented to Bancshares, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 1.12.

            (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of Union for six months after the Effective Time shall be paid to Bancshares, and the holders of shares of Union Common Stock not theretofore presented to the Exchange Agent shall look to Bancshares only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

      Section 1.13. RATIFICATION BY SHAREHOLDERS. This Agreement shall be submitted to the shareholders of Union in accordance with applicable provisions of law and the respective Articles of Association and Bylaws of Union. Union and Bancshares shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Mergers on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), the Federal Deposit Insurance Corporation ("FDIC") and the Banking Department.

              II.  REPRESENTATIONS AND WARRANTIES OF UNION

      Union represents and warrants to Bancshares and FPB that each of the statements made in this Article II are true and correct in all material respects. Union agrees that, at the Closing, it shall provide Bancshares with supplemental Schedules reflecting any changes in



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the information contained in the Schedules which have occurred in the period from the date of delivery of such Schedules to the date of Closing.

      Section 2.1. ORGANIZATION. Union is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas. Union has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it and to enter into this Agreement. Union (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and Banking Department; and (ii) is an insured bank as defined in the Federal Deposit Insurance Act. Union does not conduct any trust activities. True and complete copies of the Articles of Association and Bylaws of Union, as amended to date, have been delivered or made available to Bancshares. Except as otherwise disclosed in Schedule 2.1 to this Agreement, Union (a) does not have any subsidiaries or affiliates, (b) is not a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (c) does not know of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Union.

      Section 2.2. CAPITALIZATION. The authorized capital stock of Union consists of 70,000 shares of Union Common Stock, 70,000 of which are issued and outstanding. All of the issued and outstanding shares of Union Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. Except as disclosed in Schedule 2.2, there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating Union to issue any authorized and unissued Union Common Stock nor does Union have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. Except as disclosed in Schedule 2.2 to this Agreement, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Union Common Stock.

      Section 2.3. APPROVALS; AUTHORITY. The Board of Directors has approved this Agreement and the transactions contemplated herein subject to the approval thereof by the shareholders of Union as required by law, and, other than shareholder approval, no further corporate proceedings of Union are needed to execute and deliver this Agreement and consummate the Mergers. This Agreement has been duly executed and delivered by Union and, is a duly authorized, valid, legally binding agreement of Union enforceable against Union in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.



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      Section 2.4. INVESTMENTS. Union has furnished to Bancshares, as Schedule
2.4 of this Agreement, a complete list, as of March 31, 1998, of all securities, including municipal bonds, owned by Union (the "Securities Portfolio"). All securities listed in Schedule 2.4 are owned by Union (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances, except as noted in Schedule 2.4. Schedule 2.4 also discloses any entities in which the ownership interest of Union equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of the securities listed in Schedule 2.4.

      Section 2.5. FINANCIAL STATEMENTS. Union has furnished or made available to Bancshares true and complete copies of Union's audited balance sheet as of December 31, 1997, 1996 and 1995, and the related statements of income and statements of cash flow for the years then ended, together with the notes thereto. Union has also delivered to Bancshares a true and correct copy of the Consolidated Reports of Condition and Income ("Call Reports") filed by Union as of and for the year ended December 31, 1997 and as of the three months ended March 31, 1998. The audited financial information and Call Reports referred to in this Section 2.5 are collectively referred to in this Article II as the "Union Financial Statements." The Union Financial Statements fairly present the financial position of Union and the results of its operations at the dates and for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis, except for the Call Reports which are in compliance with regulatory accounting principles. Except as set forth on
Schedule 2.5 to this Agreement, as of the dates of the Union Financial Statements referred to above, Union did not have any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Union Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Bancshares. Except as set forth in Schedule 2.20 to this Agreement, since December 31, 1997, there have been no material changes in the financial condition, assets, liabilities or business of Union, other than changes in the ordinary course of business, which individually or in the aggregate have materially and adversely affected the financial condition, results of operations or business of Union.

      Section 2.6. TITLE. True and complete copies of all deeds and leases and title insurance policies, if any, for all real property owned or leased by Union and all mortgages, deeds of trust and security agreements to which such property is subject are attached on Schedule 2.6 of this Agreement. Union has good and indefeasible title to all of its assets and properties including, without limitation, land and improvements thereon, and all personal and intangible properties reflected in the Union Financial Statements or acquired subsequent thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (a) defects, irregularities in title and encumbrances set forth in the public record of the applicable county, (b) as noted in the Union Financial Statements or as set forth in Schedule 2.6, (c) statutory liens not yet delinquent, (d) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held, and (e) those assets and properties disposed of for fair value in the ordinary course of business since the dates of the Union Financial Statements. Except as set forth in Schedule 2.6 to this Agreement, Union does not own securities of or other interest in any other commercial bank.

      Section 2.7. ENVIRONMENTAL LAWS. Union is in compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder. Except as set forth on Schedule 2.7 of this Agreement, (a) Union has not received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below) under the Environmental Laws, and is not subject to any claim or lien under any Environmental Laws; (b) during the term of ownership by Union no real estate currently owned, operated, or leased (including any property acquired by foreclosure or deeded in lieu thereof) by Union, or owned, operated or leased by Union within the ten years preceding the date of this Agreement, has been designated as requiring any environmental cleanup or response action to comply with Environmental Laws, or has been the site of release of any Hazardous Materials; (c) to the knowledge of Union, no asbestos was used in the construction of any portion of Union's facilities; and
(d) to the knowledge of Union, no real property currently owned by Union is, or has been, an industrial site or landfill. Bancshares and its consultants, agents and representatives shall have the right to inspect Union's assets for the purpose of conducting asbestos and other environmental surveys.

      "Environmental Laws," for purposes of this Section 2.7, includes, but is not limited to, any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended to date and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.ss. 9601, ET SEQ.; The Hazardous Materials Transaction Act, as amended, 49 U.S.C. ss.ss. 1801, ET SEQ.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. ss.ss. 6901, ET SEQ.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.ss. 1201, ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601, ET SEQ.; the Clean Air Act, 42 U.S.C. ss.ss. 7401, ET SEQ.; and the Safe Drinking Water Act, 42 U.S.C. ss.ss. 3808, ET SEQ.

      "Hazardous Materials," for purposes of this Section 2.7, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any Environmental Laws; and
(c) any other chemical, material, waste or substance which is in any way regulated by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.

      Section 2.8. LITIGATION AND OTHER PROCEEDINGS. Except as otherwise noted on Schedule 2.8 hereto, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of Union, threatened before any court or administrative body in any manner against Union, or any of its properties or capital stock, which might have a material adverse effect on Union, its financial condition, assets, operations or earnings or the transactions proposed by this Agreement. Union does not know of any basis on which any litigation or proceeding could be brought which could have a materially adverse effect on the financial condition of Union or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Union is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or govern mental agency or instrumentality.

      Section 2.9. TAXES. Except as otherwise noted in Schedule 2.9 hereto, Union has filed with the appropriate federal, state and local governmental agencies all tax returns and reports required to be filed, and has paid all taxes and assessments shown or claimed to be due. Union has not executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal tax, nor is Union a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against Union. Union has not waived any statute of limitations with respect to any tax or other assessment or levy, and all such taxes and other assessments and levies which Union is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental agency, domestic and foreign, or segregated and set aside for such payment and, if so segregated and set aside will be so paid by Union, as required by law.

      True and complete copies of the federal income tax returns of Union as filed with the Internal Revenue Service for the years ended December 31, 1997, December 31, 1996, and December 31, 1995, have been delivered or made available to Bancshares.

      Section 2.10. CONTRACTS. Except as otherwise noted on Schedule 2.10 hereto, Union is not a party to or bound by any (a) employment contract or severance arrangement (including without limitation any collective bargaining contract or union agreement or agreement with an independent consultant) which is not terminable by Union on less than sixty (60) days' notice without payment of any amount on account of such termination; (b) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or other employee benefit arrangement; (c) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;
(d) contract or commitment for capital expenditures; (e) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than one hundred twenty (120) days from the date of this Agreement; (f) contract or option to purchase or sell any real or personal property other than in the ordinary course of business; (g) contract, agreement or letter with respect to the management or operations of Union imposed by any bank regulatory authority having supervisory jurisdiction over Union; (h) agreement, contract or indenture related to the borrowing by Union of money other than those entered into in the ordinary course of business; (i) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business; (j) agreement with or extension of credit to any executive officer or director of Union or holder of more than ten percent (10%) of the issued and outstanding Union Common Stock, or any affiliate of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectibility or other unfavorable features; or (k) material contracts, other than the foregoing, not made in the ordinary course of business and not otherwise disclosed in this Agreement, in any schedule attached hereto or in any document delivered or referred to or described in writing by Union to Bancshares. Union has in all material respects performed all material obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party could result in default under, any material indenture, mortgage, contract, lease or other agreement to which Union is a party or by which Union bound or under any provision of its Articles of Association or Bylaws.

      Section 2.11. INSURANCE. A true and complete list of all insurance policies owned or held by or on behalf of Union (other than credit-life policies), including policy numbers, retention levels, insurance carriers, and effective and termination dates, is set forth in Schedule 2.11 to this Agreement. In the judgment of the Board of Directors of Union, such insurance policies are adequate for the business conducted by Union in respect of amounts, types and risks insured.

      Section 2.12. NO CONFLICT WITH OTHER INSTRUMENTS. Neither the execution and delivery of this Agreement nor the consummation of the Mergers contemplated hereby, subject to obtaining all required shareholder consents, will conflict with or result in a breach of any provision of Union's Articles of Association or Bylaws. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, subject to obtaining all required shareholder and regulatory approvals, will not violate any provision of, or constitute a default under, any law, or any order, writ, injunction or decree of any court or other governmental agency, or any contract, agreement or instrument to which Union is a party or by which either is bound or constitute an event which, with the lapse of time or action by a third party, could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the assets or properties of Union.

      Section 2.13. LAWS. Except as otherwise noted in Schedule 2.13 hereto, Union is in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having jurisdiction over Union, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Union in connection with the execution, delivery and performance by Union of this Agreement and the transactions contemplated hereby or the resulting change of control of Union except for certain instruments necessary to consummate the Mergers contemplated hereby. Union has filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the FDIC, Banking Department or any other regulatory authority having jurisdiction over Union, and such reports, registrations and statements are, to the best knowledge of Union, true and correct in all material respects.

      Section 2.14. CONDUCT. Except as otherwise noted in Schedule 2.14 hereto, since December 31, 1997, Union has not (a) issued or sold any of its capital stock or corporate debt obligations; (b) declared or set aside or paid any dividend or made any other distribution in respect of or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of Union Common Stock; (c) incurred any obligations or liabilities (fixed or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected any of its assets to a lien or encumbrance (other than in the ordinary course of business and other than statutory liens not yet delinquent); (d) discharged or satisfied any lien or encumbrance or paid any obligation or liability (fixed or contingent), other than accruals, accounts and notes payable included in the Union Financial Statements, accruals, accounts and notes payable incurred since December 31, 1997 in the ordinary course of business and accruals, accounts and notes payable incurred in connection with the transactions contemplated by this Agreement; (e) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business; (f) made any general or individual wage or salary increase (including increases in directors' or consultants' fees) other than in accordance with past practices, paid any bonus, granted or paid any perquisites such as automobile allowance, club membership or dues or other similar benefits, or instituted any employee welfare, retirement or similar plan or arrangement;
(g) suffered any physical damage, destruction or casualty loss, whether or not covered by insurance, materially and adversely affecting its business, property or assets; (h) made any or acquiesced with any change in accounting methods, principles and practices except as may be required by GAAP; (i) excluding loan commitments made and certificates of deposit issued, entered into any contract, agreement or commitment which obligates Union for an amount in excess of $10,000 over the term of any such contract, agreement or commitment; or (j) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights.

      Section 2.15. ALLOWANCE FOR CREDIT LOSSES. The allowance for credit losses of Union has been calculated in accordance with generally accepted accounting principles as applied to banking institutions and in accordance with all applicable rules and regulations. To the knowledge of Union, the allowance for credit losses shown on Union's Call Report of March 31, 1998 is substantially adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on loans outstanding as of March 31, 1998. At the Effective Time, no material facts relevant to the adequacy of the allowance for credit losses as of that date shall have been withheld from Bancshares. Except as disclosed in writing to Bancshares by Union on or before the date of the Agreement, there are no loans of Union that have been classified by bank examiners on Union's most recent examination report as "Other Assets Especially Mentioned," "Substandard," "Doubtful" or "Loss."

      Section 2.16. EMPLOYMENT RELATIONS. The relations of Union with its employees are satisfactory, and Union has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. Union has materially complied with all laws relating to the employment of labor with respect to its employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of workman's compensation insurance and social security and similar taxes, and, except as disclosed in Schedule 2.16 hereto, no person has asserted that Union is liable for any arrearages of wages, workman's compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

      Section 2.17. ERISA. The employee pension benefits plans and welfare benefit plans (referred to collectively herein as the "Plans") in effect at Union (all of which are included in Schedule 2.10 hereto) have all been operated in all material respects in compliance with ERISA since ERISA became applicable with respect thereto. None of the Plans nor any of their respective related trusts have been terminated (except the termination of any Plan which is in compliance with the requirements of ERISA and which will not result in any additional liability to Union), and there has been no "reportable event," as that term is defined in Section 4043 of ERISA, required to be reported since the effective date of ERISA which has not been reported, and none of such Plans nor their respective related trusts have incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA. The Plans are the only employee pension benefit plans covering employees of Union. Union will not have any material liabilities with respect to employee pension benefits, whether vested or unvested as of the Closing, for any of its employees other than under the Plans, and as of the date hereof the actuarial present value of Plan assets of each Plan is not less (and as of the Closing of the Merger such present value will not be less) than the present value of all benefits payable or to be payable thereunder.

      Section 2.18. DEFERRED COMPENSATION ARRANGEMENTS. The schedule attached as
Schedule 2.18 contains a full description of all deferred compensation arrangements of Union, if any, including the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized.

      Section 2.19. LIST OF LOANS. Schedule 2.19 to this Agreement sets forth a true and complete list, as of March 31, 1998, of all loans (individually, a "Loan" and collectively, the "Loans") of Union, showing for each such Loan the outstanding principal balance due, before reduction for any discount. All currently outstanding Loans, including any current extensions of any Loan, were solicited, originated and currently exist in material compliance with all applicable requirements of federal and state law and regulations promulgated thereunder. To the knowledge of Union, the Loans are adequately documented and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except where the failure thereof, individually or in the aggregate, would not have a material adverse effect on the condition (financial or otherwise), operations or prospects of Union. There are no oral modifications or amendments or additional agreements related to the Loans that are not reflected in Union's records, and no claim of defense as to the enforcement of any Loan has been asserted, and Union is not aware of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense, except where such claim would not have, either individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), operations or prospects of Union.

      Section 2.20. ABSENCE OF CHANGES. Since December 31, 1997, except as disclosed in Schedule 2.20 to this Agreement, there has not been any material adverse change in the financial condition, business or operations of Union; provided, however, that a material adverse change will not include a change with respect to, or effect on, Union resulting from a change in law, rule, regulations or GAAP or from any other matter affecting federally-insured depository institutions generally (including without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact Union more adversely than other similarly situated financial institution. Since December 31, 1997, the business of Union has been conducted only in the ordinary course consistent with prior practices.

      Section 2.21. BROKERS AND FINDERS. Except for the engagement of The Bank Advisory Group, Inc., Austin, Texas ("BAGI") and other than as set forth on
Schedule 2.21 of this Agreement, neither Union nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Mergers contemplated herein.

      Section 2.22. ABSENCE OF PROPERTY TAXES AND LIENS. All property taxes due under the applicable provisions of the Texas Tax Code have been paid by either Union or the shareholders of Union, and no liens imposed or authorized by the Texas Tax Code exist on the shares of Union Common Stock, except as otherwise disclosed in Schedule 2.22 to this Agreement.

      Section 2.23. COMMUNITY REINVESTMENT ACT. Union is in material compliance with the Community Reinvestment Act (12 U.S.C. ss. 2901 ET SEQ.) and all regulations promulgated thereunder, and Union has supplied Bancshares with copies of Union's current CRA Statement, all support papers therefor, all letters and written comments received by Union since January 1, 1995 pertaining thereto and any responses by Union to such comments. Union has a rating of "satisfactory" as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of "satisfactory" or better pursuant to its next CRA compliance examination or why the FDIC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Union under the CRA.

      Section 2.24. FAIR HOUSING ACT, HOME MORTGAGE DISCLOSURE ACT AND EQUAL CREDIT OPPORTUNITY ACT. Union is in material compliance with the Fair Housing Act (42 U.S.C. ss. 3601 ET SEQ.), the Home Mortgage Disclosure Act (12 U.S.C. ss. 2801 ET SEQ. and the Equal Credit Opportunity Act (15 U.S.C. ss. 1691 ET SEQ.) and all regulations promulgated thereunder. Union has not received any notices of any violation of said acts or any of the regulations promulgated thereunder, nor does Union have any notice of, or knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to Union 's compliance with said acts.

      Section 2.25. USURY LAWS AND OTHER CONSUMER COMPLIANCE LAWS. All loans of Union have been made substantially in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Texas usury statutes as they are currently interpreted, Regulation Z (12 C.F.R. ss. 226 ET SEQ.) issued by the Board of Governors of the Federal Reserve System, the Federal Consumer Credit Protection Act (15 U.S.C. ss. 1601 ET SEQ.), the Texas Consumer Credit Code (Tex. Rev. Civ. Stat. Ann. art. 5069-2.01, ET SEQ.) and all statutes governing the operation of national banks located in Texas. Each loan on the books of Union was made in the ordinary course of Union's business.

      Section 2.26. BANK SECRECY ACT. Union is in material compliance with the Bank Secrecy Act (12 U.S.C. ss.ss. 1730(d) and 1829(b)) and all regulations promulgated thereunder, and Union has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Union has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including but not limited to the Internal Revenue Service.

      Section 2.27. ZONING AND RELATED LAWS. All real property owned by Union and the use thereof materially complies with all applicable laws, ordinances, regulations, orders or requirements, including without limitation, building, zoning and other laws.

      Section 2.28. YEAR 2000 COMPLIANCE. Union has received a rating of "satisfactory" as of its most recent Year 2000 compliance examination. Union has no reason to believe the FDIC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Union regarding Year 2000 compliance.

      Section 2.29. SECURITIES LAWS. Union and its officers, employees and agents are now, and at all times in the past have been, in full compliance with all applicable federal and state securities laws and any regulations promulgated thereunder. Union and its officers, employees and agents have complied with, and currently hold, all necessary licenses and permits required under any federal or state securities law or regulation to conduct any securities activities in which Union or its officers, employees, or agents are now engaged or have been engaged in the past.

      Section 2.30. REGULATORY APPROVALS. Union has no reason to believe that it will not be able to obtain all requisite regulatory approvals on the part of Union necessary to consummate the Mergers as set forth in this Agreement.

      Section 2.31. SHAREHOLDERS' LIST. Union has provided or made available to Bancshares as of a date within ten (10) days of the date of this Agreement a list of the holders of shares of Union Common Stock containing for Union's shareholders the names, addresses and number of shares held of record, which shareholders' list is in all respects accurate as of such date and will be updated prior to Closing.

       III.  REPRESENTATIONS AND WARRANTIES OF BANCSHARES AND FPB

      Bancshares and FPB represent and warrant to Union that the statements contained in this Article III are true and correct in all material respects as follows:

      Section 3.1. ORGANIZATION. Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended ("BHC

Act"), subject to all laws, rules and regulations applicable to bank holding companies. Prosperity Bancshares of Delaware, Inc. ("Delaware-Company") is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and a bank holding company duly registered under the BHC Act subject to all laws, rules and regulations applicable to bank holding companies. Bancshares owns 100% of the issued and outstanding common stock of Delaware-Company and, indirectly through Delaware- Company, 100% of the issued and outstanding capital stock of FPB. FPB is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas. FPB is an insured bank as defined in the Federal Deposit Insurance Act. Bancshares and FPB have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own their properties, to engage in the business and activities now conducted by them and to enter into this Agreement.

      Section 3.2. APPROVALS; AUTHORITY. The Boards of Directors of Bancshares and FPB have approved this Agreement and the transactions contemplated herein subject to the approval thereof by the shareholders of FPB and New Bank as required by law, and, other than such shareholder approvals, no further corporate proceedings of Bancshares or FPB are needed to execute and deliver this Agreement and consummate the Mergers. This Agreement has been duly executed and delivered by Bancshares and FPB and is a duly authorized, valid, legally binding agreement of Bancshares and FPB enforceable against Bancshares and FPB in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

      Section 3.3. NO CONFLICT WITH OTHER INSTRUMENTS. Neither the execution and delivery of this Agreement nor the consummation of the Mergers contemplated thereby, subject to obtaining all required shareholder consents, will conflict with or result in a breach of any provision of any Articles of Incorporation of Bancshares, or its Bylaws. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, subject to obtaining all required shareholder and regulatory approvals, will not violate any provision of, or constitute a default under, any law, or any order, writ, injunction or decree of any court or other governmental agency, or any contract, agreement or instrument to which Bancshares is a party or by which it is bound or constitute an event which, with the lapse of time or action by a third party, could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the assets or properties of Bancshares, or upon the stock of Bancshares.

      Section 3.4. LITIGATION AND OTHER PROCEEDINGS. Except as otherwise noted on Schedule 3.4 hereto, there are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Bancshares, threatened before any court or administrative body in any manner against Bancshares, or any of its properties or capital stock, which might have a material adverse effect on Bancshares, its financial condition, assets, operations or earnings or the transactions proposed by this Agreement. Bancshares knows of no basis on which any litigation or proceeding could be brought which could have a materially adverse effect on the financial condition of Bancshares or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Bancshares is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or govern mental agency or instrumentality.

      Section 3.5. ABILITY TO PAY MERGER CONSIDERATION. Bancshares has available through loan commitments or internal funds cash in the amount of the Merger Consideration to be paid in cash to shareholders of Union as set forth in
Section 1.9 hereof.

      Section 3.6. REGULATORY APPROVALS. Bancshares has no reason to believe that it will not be able to obtain all requisite regulatory approvals on the part of Bancshares and FPB necessary to consummate the transactions set forth in this Agreement.

      Section 3.7. YEAR 2000 COMPLIANCE. FPB has not yet received a rating for its recent Year 2000 compliance examination but knows of no reason why it would not receive a rating of "satisfactory" or better pursuant to its recent Year 2000 compliance examination. FPB has no reason to believe the FDIC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of FPB regarding Year 2000 compliance.

      Section 3.8. COMMUNITY REINVESTMENT ACT. FPB is in material compliance with the Community Reinvestment Act (12 U.S.C. ss. 2901 ET SEQ.) and all regulations promulgated thereunder. FPB has a rating of "satisfactory" as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of "satisfactory" or better pursuant to its next CRA compliance examination or why the FDIC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of FPB under the CRA.

                         IV.  COVENANTS OF UNION

      Union covenants and agrees with Bancshares and FPB as follows:

      Section 4.1. SHAREHOLDER APPROVAL AND BEST EFFORTS. Union will, as soon as practicable following acceptance of Bancshares' regulatory applications for processing, present for the approval of its shareholders this Agreement and the transactions contemplated hereby. Union will take all reasonable action to arrange for a meeting of its shareholders for the purpose of considering the Agreement and, if the transaction is approved by such shareholders, to aid and assist in the consummation of the Mergers, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as Bancshares reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

      Section 4.2. OPERATIONS. From and after the date of this Agreement to the Effective Time, Union agrees to (a) conduct its business in substantially the same manner as it has been conducted since December 31, 1997 and in accordance with prudent business and banking practices, (b) maintain and keep its properties in as good repair and condition as at present, except for deterioration due to ordinary wear and tear and damage due to casualty, (c) maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained for Union, (d) make no alteration in the manner of maintaining its books, accounts or records, or in the accounting practices relating to its business, properties or assets except as required by GAAP, (e) perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as Union may in good faith reasonably dispute, (f) maintain and preserve its corporate existence, business organization, assets, licenses, permits, authorizations and business opportunities intact, use its best efforts to retain its present employees and maintain all relationships with depositors and customers of Union, (g) comply with and perform all obligations and duties imposed upon Union by all federal, state and local laws, and all rules, regulations and orders imposed by federal, state or local governmental authorities, (h) notify Bancshares promptly upon commencement of any compliance, safety and soundness or other type of examination conducted by the FDIC, Banking Department or any other agency having supervisory authority over Union or in the event of any actual or threatened litigation, (i) promptly give written notice to Bancshares upon obtaining knowledge of any event or fact that would cause any of the representations or warranties of Union contained in this Agreement to be untrue or misleading in any material respect, and (j) use its best efforts to continue to solicit deposits, maintain deposits and operate its deposit gathering procedures consistent with existing practices.

      Union will not, without the prior written consent of Bancshares, (i) permit any amendment or change to be made in Articles of Association or Bylaws of Union except as directed by Bancshares as set forth in (i) above, (ii) take any action described or do any of the things listed in Section 2.14 hereof except with respect to Section 2.14(g), (iii) enter into or amend any contract, agreement or other instrument of any of the types listed in Section 2.10 hereof,
(iv) excluding deposits and certificates of deposit, undertake any additional borrowings in excess of ninety (90) days, (v) sell any investment securities,
(vi) purchase any investment securities other than United States Treasury obligations or obligations of any United States governmental agency with maturities of more than two (2) years, (vii) modify any outstanding loan, make any new loan, or acquire any loan participation, unless such modification, new loan or participation is made in the ordinary course of business, consistent with existing practice, (viii) commit to or make any extension of credit to any borrower or his or its related interests in an amount which, when combined with all other loans to such borrower and his or its related interests, would exceed an aggregate of $250,000, or (ix) agree to settle all or part of any litigation matters, provided that with respect to sections (iv), (v), (vi), (vii), (viii) and (ix) written consent of Bancshares shall not be unreasonably withheld and shall be provided within five days of submission.

      Section 4.3. ACCESS TO PROPERTIES AND RECORDS. To the extent permitted by applicable law, Union will afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Bancshares full access to the properties, books and records of Union in order that Bancshares may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Union, and the officers of Union will furnish Bancshares with such additional financial and operating data and other information as to the business and properties of Union as Bancshares shall, from time to time, reasonably request. As soon as practicable after they become available, Union will deliver or make available to Bancshares all unaudited quarterly financial statements prepared for the internal use of management of Union and all Call Reports filed by Union with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Bancshares will return to Union all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

      Section 4.4. INFORMATION FOR REGULATORY APPLICATIONS. To the extent permitted by law, Union will furnish Bancshares with all information concerning Union required for inclusion in any application, filing, statement or document to be made or filed by Bancshares or Union with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. Union represents and warrants that all information so furnished for such applications and filings shall, to the best of its knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. Union agrees at any time, upon the request of Bancshares, to furnish to Bancshares a written letter or statement confirming the accuracy of the information with respect to Union contained in any report or other application or statement referred to in Sections 4.1 or 4.4 of this Agreement, and confirming that the information with respect to Union contained in such document or draft was furnished by Union expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Union expressly for use therein.

      Section 4.5. ATTENDANCE AT CERTAIN UNION MEETINGS. In order to facilitate the continuing interaction of Bancshares with Union, and in order to keep Bancshares fully advised of all ongoing activities of Union, Union agrees to allow Bancshares to designate two representatives, any one of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and loan and discount and asset liability management committees of Union (including, but not limited to, meetings of the officers' loan committee of Union). Union shall promptly give Bancshares prior notice by telephone of all called meetings. Such representative shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (a) matters involving this Agreement, (b) information or material which Union is required or obligated to maintain as confidential under applicable laws or regulations or policies or procedures of Union, or (c) pending or threatened litigation or investigations if, in the opinion of counsel to Union, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by representatives of Bancshares at board meetings under this Section 4.5 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties of Union made in this Agreement. Bancshares agrees that, until the Closing, it and its representatives will hold in strict confidence all information so obtained from Union and, if the transactions provided for herein are not consummated, Bancshares will, upon request of Union, return or cause to be returned to Union all written information and documents obtained from Union concerning Union then in its possession.

      Section 4.6. STANDSTILL PROVISION. So long as this Agreement is in effect, neither Union nor any of its directors or officers shall entertain, solicit or encourage any inquiries, or provide any information to or negotiate with any other party any proposal which could reasonably be expected to lead to the merger, consolidation, acquisition, or sale of all or substantially all of the assets or any shares of capital stock of Union. Union agrees to notify Bancshares immediately of any such unsolicited acquisition proposals and provide reasonable detail as to the identity of the proposed acquiror and the nature of the proposed transaction.

      Section 4.7. PROXIES. Union acknowledges that the persons listed in
Schedule 4.7 have agreed to vote their shares of Union Common Stock in favor of this Agreement and the transactions contemplated hereby, subject to required regulatory approvals, pursuant to a Voting Agreement substantially in the form of Exhibit "C" to this Agreement which has been executed as of the date of this Agreement.

      Section 4.8. TERMINATION OF DATA PROCESSING CONTRACTS. Union will timely take any and all actions necessary, including but not limited to notifying appropriate parties, to ensure that its current data processing contracts will not renew.

                   V.  COVENANTS OF BANCSHARES AND FPB

      Bancshares and FPB covenant and agree with Union as follows:

      Section 5.1. BEST EFFORTS. Bancshares and FPB will take all reasonable action to aid and assist in the consummation of the Mergers and the transactions contemplated hereby, and will use their best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transac tions contemplated by this Agreement.

      Section 5.2. INFORMATION FOR APPLICATIONS AND PROXY SOLICITATION. To the extent permitted by law, Bancshares and FPB will furnish Union with all information concerning Bancshares and FPB required for inclusion in (a) any application, statement or document to be made or filed by Union with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (b) any proxy materials to be furnished to the shareholders of Union in connection with their consideration of the Mergers. Bancshares and FPB represent and warrant that all information so furnished for such statements and applications shall, to the best of their knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. Bancshares and FPB will indemnify and hold harmless Union from and against any and all losses, claims, damages, expenses or liabilities to which Union may become subject under applicable laws, rules and regulations and will reimburse Union for any legal or other expenses reasonably incurred by Union in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based on any untrue statement or alleged untrue statement of a material fact contained in any such application or proxy materials or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as such statement or omission was made in reliance upon and in conformity with information expressly furnished by Bancshares expressly for use therein. Bancshares and FPB agree, upon the request of Union, to furnish to Union a written letter or statement confirming to the best of its knowledge the accuracy of the information with respect to Bancshares and FPB contained in any report or other application or statement referred to in Sections 5.1 or 5.2 of this Agreement, and confirming that the information with respect to Bancshares and FPB contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Bancshares or FPB expressly for use therein.

      Section 5.3. EMPLOYEE BENEFIT PLANS. Bancshares agrees that the employees of Union who are bona fide participants in any of Union's health and welfare plans will be entitled to participate in all employee health and welfare plans maintained for employees of Bancshares in accordance with the terms of such plans. Former employees of Union who are terminated after Closing will receive severance under Bancshares' severance policy. All employees of Union retained by Bancshares will receive credit for their prior service with Union with respect to such plans and severance. Bancshares agrees that Union may agree to pay a bonus to employees/officers of Union at Closing if such employee/officer stays until the Closing ("Retention Bonus"); provided, however, that the aggregate amount of such Retention Bonuses may not exceed $50,000, and provided that Bancshares shall approve all Retention Bonus agreements when the aggregate value of all Retention Bonus agreements exceeds $25,000. Bancshares shall not unreasonably withhold approval of the Retention Bonus agreements. Union shall promptly notify Bancshares by telephone of all offers of a Retention Bonus. If Union becomes aware that an officer at the Vice President level or above is considering terminating employment with Union, Union shall promptly notify Bancshares.

      Section 5.4. CONFIDENTIALITY. Neither Bancshares nor FPB shall, before or after the consummation or termination of this Agreement, directly or indirectly disclose any confidential information acquired from Union to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 7.1 hereof, use such information for their own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances.

      Section 5.5. APPLICATIONS. Bancshares and FPB will file all necessary regulatory notices and applications not later than the 30th day after the execution of this Agreement and will provide Union with a copy of the non-confidential portions of notices, applications, statements or correspondence submitted to or received from regulatory authorities in connection with the Mergers.

      Section 5.6. ADDITIONAL CAPITAL. If the Federal Reserve Board refuses to approve the Mergers on the basis that Bancshares will not have a 5% leverage ratio, 6% Tier 1 capital to risk-weighted assets ratio and a 10% total capital to risk-weighted assets ratio ("Capital Conditions"), then Bancshares shall raise additional capital such that it would satisfy the Capital Conditions on a pro forma basis. If Bancshares does not raise sufficient capital to satisfy the Capital Conditions and cannot otherwise obtain approval from the Federal Reserve Board, then Bancshares will pay Union cash in an amount equal to $250,000.00 ("Fee"). The payment of the Fee shall be in lieu of Union seeking any other relief or damages to which it is otherwise entitled pursuant to this Agreement.

                              VI.  CLOSING

      Section 6.1. CLOSING. Subject to the other provisions of this Section VI, on a mutually acceptable date ("Closing Date") as soon as practicable within a fifteen-day period commencing with the latest of the following dates:

            (a) the receipt of shareholder approval and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Mergers; or

            (b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Bancshares or Union, pursuant to Section
10.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Bancshares and Union, to the consummation of the transactions contemplated herein, or such prior date as each of Bancshares and Union shall elect whether or not such proceeding has been brought to a conclusion.

      A meeting ("Closing") will take place at which the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

      The Closing shall take place at the offices of Bracewell & Patterson, L.L.P. in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

      Section 6.2. EFFECTIVE TIME. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the shareholders of Union and the regulatory approvals of the Federal Reserve Board, FDIC, Banking Department and any other federal or state regulatory agency whose approval must be received in order to consummate the Mergers, the Initial Merger shall become effective, and the effective time of the Initial Merger shall occur, at the date and time specified in the certificate approving the Initial Merger to be issued by the Banking Department, and the Final Merger shall become effective, and the effective time of the Final Merger shall occur, at the date and time specified in the certificate approving the Merger to be issued by the Banking Department ("Effective Time"). It is anticipated by Bancshares and Union that the effective time of the Initial Merger will occur immediately prior to the Effective Time and that the Closing and the Effective Time will occur on the same day.

                            VII.  TERMINATION

      Section 7.1.      TERMINATION.

            (a) This Agreement may be terminated by action of the Board of Directors of Bancshares or Union at any time prior to the Effective Time if:

                  (i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Mergers and such order, decree, ruling or other action shall have been final and non-appealable;

                  (ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

                  (iii) the Mergers shall not have become effective on or before
            January 1, 1999, the two hundred and tenth (210) day following the date of this Agreement, or such later date as shall have been approved in writing by the Boards of Directors of Bancshares and Union; provided, however, that the right to terminate under this
            Section 7.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Mergers to become effective on or before such date.

            (b) This Agreement may be terminated at any time prior to the Effective Time by the Board of Directors of Union if (i) Bancshares shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Bancshares contained herein shall be inaccurate in any material respect or (ii) there shall have been any change after December 31, 1997 in the assets, properties, business or financial condition of Bancshares which individually or in the aggregate have materially and adversely affected the ability of Bancshares to pay the Merger Consideration set forth in Section 1.9 hereof. In the event the Board of Directors of Union desires to terminate this Agreement as provided above, such Board of Directors must notify Bancshares in writing of its intent to terminate stating the reason therefor. Bancshares shall have fifteen days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of Union (which approval shall not be unreasonably delayed or withheld).

            (c) This Agreement may be terminated any time prior to the Effective Time by action of the Board of Directors of Bancshares if (i) Union shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Union contained herein shall be inaccurate in any material respect, (ii) there shall have been any change after December 31, 1997, in the assets, properties, business or financial condition of Union which individually or in the aggregate have materially and adversely affected the financial condition, results of operation or business of Union, or (iii) the Board of Directors of Bancshares reasonably concludes, after consulting with counsel, that Bancshares will be unable to obtain any regulatory approval required in order to consummate the Mergers or any such approval is accompanied by terms or conditions unacceptable to Bancshares; provided, however, that a Federal Reserve Board requirement of a 5% leverage ratio, 6% Tier 1 capital to risk weighted assets ratio and 10% total capital to risk weighted assets ratio will not be deemed an unacceptable condition to Bancshares. In the event the Board of Directors of Bancshares desires to terminate this Agreement because of an alleged breach, inaccuracy or change as provided in (i) or (ii) above, the Board of Directors must notify Union in writing of its intent to terminate stating the cause therefor. Union shall have fifteen days from the receipt of such notice to cure the alleged breach, inaccuracy or change, subject to the approval of Bancshares (which approval shall not be unreasonably delayed or withheld).

            (d) This Agreement may be terminated at any time prior to the Effective Time with the mutual written consent of Bancshares and Union and the approval of such action by their respective Boards of Directors.

      Section 7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement and the abandonment of the Mergers without breach by any party hereto, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing contained in this Section 7.2 shall relieve any party hereto of any liability for a breach of this Agreement.

         VIII.  CONDITIONS TO OBLIGATIONS OF BANCSHARES AND FPB

      The obligations of Bancshares and FPB under this Agreement are subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Bancshares in its sole discretion:

      Section 8.1. COMPLIANCE WITH REPRESENTATIONS AND COVENANTS. The representations and warranties made by Union in this Agreement must have been true in all material respects when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Union shall have performed or complied with all covenants and conditions required by this Agreement to be performed and complied with prior to or at the Closing. Bancshares shall have been furnished with a certificate, executed by an appropriate repre sentative of Union and dated as of the Closing Date, to the foregoing effect.

      Section 8.2. MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of Union, nor shall any event have occurred which, with the lapse of time, will cause or create any material adverse change in the financial condition, business or operations of Union in the reasonable judgment of the Board of Directors of Bancshares; provided, however, that a material adverse change will not include a change with respect to, or effect on, Union resulting from a change in law, rule, regulation or GAAP or from any other matter affecting federally-insured depository institutions generally (including without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact Union more adversely than other similarly situated financial institution. Bancshares shall have received a certificate to the foregoing effect executed by an appropriate representative of Union and dated as of the Closing Date.

      Section 8.3. LEGAL OPINION. Bancshares shall have received an opinion of counsel to Union, dated as of the Closing Date, in form and substance satisfactory to counsel for Bancshares, to the effect set forth in Schedule 8.3 hereof.

      Section 8.4. RELEASES. Union shall have used its best efforts to have the directors and officers of Union deliver to Bancshares an instrument in the form of Exhibit "D" attached hereto dated the Effective Time releasing Bancshares and FPB from any and all claims of such directors (except as to their deposits and accounts and any rights of indemnification pursuant to Union's Articles of Association). The directors of Union shall have delivered to Bancshares their respective resignations.

      Section 8.5. DISSENTERS' RIGHTS. The holders of no more than 10% of the issued and outstanding Union Common Stock shall have demanded or shall be entitled to demand payment of the fair value of their shares as dissenting shareholders.

      Section 8.6. EMPLOYMENT AGREEMENTS. FPB shall have offered employment agreements substantially in the form of Exhibits "E" and "F" to A. Schlick Boettcher and Clem W. "Buck" Boettcher, respectively.

                 IX.  CONDITIONS TO OBLIGATIONS OF UNION

      The obligations of Union under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Union in its sole discretion:

      Section 9.1. COMPLIANCE WITH REPRESENTATIONS AND COVENANTS. The representations and warranties made by Bancshares and FPB in this Agreement must have been true in all materials respects when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Bancshares and FPB shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Bancshares and FPB prior to or at the Closing. Union shall be furnished with a certificate, executed by appropriate representatives of Bancshares and FPB and dated as of the Closing Date, to the foregoing effect.

      Section 9.2. MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of Bancshares, nor shall any event have occurred which, with the lapse of time, will cause or create any material adverse change in the financial condition, business or operations of Bancshares, which would materially and adversely affect the ability of Bancshares to pay the Merger Consideration set forth in Section 1.9; provided, however, that a material adverse change will not include a change with respect to, or effect on, Union resulting from a change in law, rule, regulation or GAAP or from any other matter affecting federally-insured depository institutions generally (including without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact Union more adversely than other similarly situated financial institution..

      Section 9.3. LEGAL OPINION. Union shall have received an opinion of counsel to Bancshares, dated as of the Closing Date and in form and substance satisfactory to counsel for Union, to the effect set forth in Schedule 9.3 hereof.

      Section 9.4. RELEASES. Union shall have delivered to the directors and officers of Union who delivered releases to Union pursuant to Section 8.4. an instrument in the form of Exhibit "G" attached hereto dated the Effective Time releasing the directors from any and all claims of Union (except as to indebtedness and other contractual liabilities); provided, however, that such releases shall not release an action against such directors by Bancshares or FPB in connection with the transactions contemplated by this Agreement.

               X.  CONDITIONS TO RESPECTIVE OBLIGATIONS OF
                        BANCSHARES, FPB AND UNION

      The respective obligations of Bancshares, FPB and Union under this Agreement are subject to the satisfaction of the following conditions which may be waived by Bancshares, FPB and Union, respectively, in their sole discretion:

      Section 10.1. GOVERNMENT APPROVALS. Bancshares, FPB and Union shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve Board and any other regulatory agency whose approval must be received in order to consummate the Mergers, which approvals shall not impose any restrictions on the operations of the Continuing Bank which are unacceptable to Bancshares, and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except shareholders asserting dissenters' rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Bancshares or Union may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Mergers over such objection.

      Section 10.2. SHAREHOLDER APPROVAL. The shareholders of Union shall have approved this Agreement and the transactions contemplated by this Agreement and the holders of no more than 10% of the Union Common Stock shall have exercised their dissenters' rights in accordance with the applicable laws, rules and regulations as provided in Section 1.11 of this Agreement.

                           XI.  MISCELLANEOUS

      Section 11.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Bancshares, FPB and Union contained in this Agreement shall terminate at the Closing Time. The sole remedy prior to Closing for a misrepresentation that was not a knowing misrepresentation shall be the option to terminate this Agreement.

      Section 11.2. AMENDMENTS. This Agreement may be amended only by a writing signed by Bancshares, FPB and Union at any time prior to the Closing Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of Union pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

      Section 11.3. EXPENSES. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other parties against any cost, expense or liability (including reasonable attorneys' fees) in respect of any claim made by any party for a broker's or finder's fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification. Except for the engagement of BAGI by Union, Bancshares and Union represent and warrant to each other that neither of them, nor any of their agents, employees or representatives, has incurred any liability for any commissions or brokerage fees in connection with this transaction. Union shall be responsible for all fees to BAGI in connection with the Mergers and Union will indemnify and hold harmless Bancshares and FPB for any fees and expenses to BAGI that are incurred in connection with the Mergers.

      Section 11.4. NOTICES. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

      If to Bancshares and FPB:

      Prosperity Bancshares, Inc
      1301 N. Mechanic
      El Campo, Texas 77437

      Attention:        Mr. David Zalman

      With a copy to:

      Bracewell & Patterson, L.L.P.
      711 Louisiana Street, Suite 2900
      Houston, Texas  77002-2781

      Attention:        Mr. William T. Luedke IV

      If to Union:

      Union State Bank
      700 Church Street
      East Bernard, Texas  77435

      Attention:        Mr. A. Schlick Boettcher

      With a copy to:

      Jenkins & Gilchrist
      1445 Ross Avenue, Suite 3200
      Dallas, Texas 75202

      Attention:        Mr. Charles Greef

All notices sent by mail as provided above shall be deemed delivered five (5) days after deposit in the mail. All notices sent by facsimile or courier as provided above shall be deemed delivered one day after being sent. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

      Section 11.5. CONTROLLING LAW. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas and, to the extent applicable, by the laws of the United States of America.

      Section 11.6. HEADINGS. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

      Section 11.7. MODIFICATIONS OR WAIVER. No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

      Section 11.8. SEVERABILITY. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

      Section 11.9. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

      Section 11.10. CONSOLIDATION OF AGREEMENTS. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Mergers.

      Section 11.11. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

      Section 11.12. BINDING ON SUCCESSORS. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

      Section 11.13. GENDER. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

      Section 11.14. DISCLOSURES. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto.

      Section 11.15. PUBLICITY. Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the transactions contemplated by this Agreement, the timing and content of any announcements, press releases or other public statements (whether written or oral) concerning this Agreement or the Mergers will occur upon, and be determined by, the mutual consent of Bancshares and Union; provided, however, that this shall not include notices required to be published pursuant to the regulatory application process.

      Section 11.16. ENTIRE AGREEMENT. This Agreement contains the entire agreement among Bancshares, FPB and Union with respect to the Mergers.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                              PROSPERITY BANCSHARES, INC.


                              By:_________________________________
ATTEST:



By:_____________________



                              FIRST PROSPERITY BANK



                              By:_________________________________
ATTEST:



By:_____________________


                              UNION STATE BANK



                              By:_________________________________

ATTEST:


By:_____________________

                     SCHEDULE 2.1 TO THE AGREEMENT:

                          ORGANIZATION - UNION

                                  None.

                     SCHEDULE 2.2 TO THE AGREEMENT:

                         CAPITALIZATION - UNION


                                  None.

                     SCHEDULE 2.4 TO THE AGREEMENT:

                           INVESTMENTS - UNION

                     SCHEDULE 2.5 TO THE AGREEMENT:

                      FINANCIAL STATEMENTS - UNION

                                  None.

                     SCHEDULE 2.6 TO THE AGREEMENT:

                              TITLE - UNION

                     SCHEDULE 2.7 TO THE AGREEMENT:

                       ENVIRONMENTAL LAWS - UNION

                     SCHEDULE 2.8 TO THE AGREEMENT:

                LITIGATION AND OTHER PROCEEDINGS - UNION

                                  None.

                     SCHEDULE 2.9 TO THE AGREEMENT:

                              TAXES - UNION

                                  None.

                    SCHEDULE 2.10 TO THE AGREEMENT:

                            CONTRACTS - UNION

                    SCHEDULE 2.11 TO THE AGREEMENT:

                       INSURANCE POLICIES - UNION

                    SCHEDULE 2.13 TO THE AGREEMENT:

                      COMPLIANCE WITH LAWS - UNION

                    SCHEDULE 2.14 TO THE AGREEMENT:

                             CONDUCT - UNION

                    SCHEDULE 2.16 TO THE AGREEMENT:

                      EMPLOYMENT RELATIONS - UNION


                                  None.

                    SCHEDULE 2.18 TO THE AGREEMENT:

               DEFERRED COMPENSATION ARRANGEMENTS - UNION


                                  None.

                    SCHEDULE 2.19 TO THE AGREEMENT:

                          LIST OF LOANS - UNION

                    SCHEDULE 2.20 TO THE AGREEMENT:

                       ABSENCE OF CHANGES - UNION

                                  None.

                    SCHEDULE 2.21 TO THE AGREEMENT:

                   BROKERS' AND FINDERS' FEES - UNION

                                  None.

                    SCHEDULE 2.22 TO THE AGREEMENT:

               ABSENCE OF PROPERTY TAXES AND LIENS - UNION

                                  None.

                     SCHEDULE 3.4 TO THE AGREEMENT:

                         LITIGATION - BANCSHARES

                                  None.

                     SCHEDULE 4.7 TO THE AGREEMENT:

                                 PROXIES

                     SCHEDULE 8.3 TO THE AGREEMENT:

                 LEGAL OPINION TO BE DELIVERED BY UNION


The legal opinion of counsel for Union which is called for by Section 8.3 of the Agreement shall be to the following effect:

      (a) Union is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas, and has full power and authority to carry on and engage in the business and activities now conducted by it and to enter into this Agreement.

      (b) The authorized capital stock of Union consists of 70,000 shares of Common Stock, $10.00 par value. As of the date hereof, 70,000 shares of Union Common Stock were issued and outstanding. All of the shares which are issued and outstanding are validly issued, fully paid and have not been issued in violation of the preemptive rights of any person. There are no existing options, warrants, calls, convertible securities or commitments of any kind enabling Union to issue any authorized and unissued Union Common Stock nor does Union have any commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock.

      (c) The Board of Directors of Union has approved the Agreement and the transactions contemplated thereby. All necessary corporate proceedings, including all appropriate and legal actions by shareholders of Union to approve and authorize the transactions set forth in the Agreement, have been taken. This Agreement has been duly executed and delivered by Union and is a binding agreement of Union enforceable against Union in accordance with its terms.

      (d) Except as otherwise noted in the Agreement, there are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of counsel to Union, threatened before any court or administrative body in any manner against Union or any of their properties or capital stock which would have a material adverse effect on

            Union, its financial condition, assets, operations or earnings or the transactions proposed by the Agreement. Union is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

      (e) The execution and delivery of the Agreement and the consummation of the transactions contemplated thereby will not, to the best knowledge of counsel to Union, violate any provision of, or constitute a default under, any law, or any order, writ, injunction or decree of any court or other governmental agency, or any material contract, agreement or instrument to which Union is a party or by which it is bound or constitute an event which with the lapse of time or action by a third party could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the assets or properties of Union or upon the Union Common Stock.

Such opinion shall also cover such other matters incident to the transactions contemplated by the Agreement as Bancshares may reasonably request. As to questions of fact material to their opinion, such counsel may rely upon certificates of officers of Union. Such opinion may contain such qualifications, exceptions and explanations as are satisfactory in form and substance to Bancshares.

                    SCHEDULE 9.3 TO THE AGREEMENT:

               LEGAL OPINION TO BE DELIVERED BY BANCSHARES


The legal opinion of counsel for Bancshares which is called for by Section 9.3 of the Agreement shall be to the following effect:


      (a) Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties, to engage in the business and activities now conducted by it and to enter into this Agreement.

(b) FPB is a banking association duly organized, validly existing and in good standing under the laws of the State of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties, to engage in the business and activities now conducted by it and to enter into this Agreement.

(c) The Board of Directors of Bancshares and FPB and the shareholder of FPB have approved the Agreement and the transactions contemplated thereby. The Agreement has been duly executed and delivered by Bancshares and FPB and is a binding agreement of Bancshares and FPB enforceable against Bancshares and FPB in accordance with its terms.

(d) The execution and delivery of the Agreement and the consummation of the transactions contemplated thereby, will not, to the best knowledge of counsel to Bancshares, violate any provision of, or constitute a default under, any law, or any order, writ, injunction or decree of any court or other governmental agency, or any material contract, agreement or instrument to which either Bancshares or FPB is a party or by which they are bound or constitute an event which with the lapse of time or action by a third party could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon of the assets or properties of Bancshares or FPB or upon the stock of Bancshares or FPB.

(e) Except as disclosed in the Agreement and except for such consents, approvals, authorizations, actions or filings as have already been obtained or made, no consent, approval, authorization, action or filing with any court, governmental agency or public body is required in connection with the execution, delivery and performance by Bancshares or FPB of the Agreement.

Such opinion shall also cover such other matters incident to the transactions contemplated by the Agreement as Union may reasonably request. As to questions of fact material to their opinion, such counsel may rely upon certificates of officers of Bancshares and FPB. Such opinion may contain such qualifications, exceptions and explanations as are satisfactory in form and substance to Union.